                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            LASER POWER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            LASER POWER CORPORATION
                             12777 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 30, 1998

TO THE STOCKHOLDERS OF LASER POWER CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Laser Power Corporation, a Delaware corporation (the "Company" or "Laser Power"), will be held on Friday, January 30, 1998 at 6:00 p.m. local time at the Company's offices located at 12777 High Bluff Drive, San Diego, California for the following purposes:

     1. To elect directors to hold office until the 1999 Annual Meeting of Stockholders.

     2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending September 30, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on December 19, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ JAMES D. McFARLAND

                                          James D. McFarland
                                          Secretary

San Diego, California
December 30, 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            LASER POWER CORPORATION
                             12777 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 30, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Laser Power Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, January 30, 1998, at 6:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 12777 High Bluff Drive, San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about December 30, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on December 19, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 19, 1997, the Company had outstanding and entitled to vote 6,101,854 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 12777 High Bluff Drive, San Diego, California 92130, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than September 1, 1998 in order to be included in the proxy statement and proxy relating to that annual meeting. Stockholders who wish to submit proposals to be presented at an annual meeting are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are seven nominees for the seven Board positions presently authorized pursuant to the Company's Certificate of Incorporation and Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all such directors having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     The seven candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                 NAME                   AGE                          POSITION
--------------------------------------  ---   -------------------------------------------------------
Glenn H. Sherman, Ph.D................  54    Chairman of the Board and Chief Executive Officer
Douglas H. Tanimoto, Ph.D.............  57    President, Laser Power Research Division, and Director
Robert G. Klimasewski.................  54    Director
William G. Fredrick...................  57    Director
Richard C. Laird......................  51    Director
Kenneth E. Olson......................  61    Director
John C. Stiska........................  55    Director

     Glenn H. Sherman, Ph.D., the founder of the Company, has served as Chairman of the Board and Chief Executive Officer of the Company since 1979.

     Douglas H. Tanimoto, Ph.D., has served as President of the Laser Power Research Division since 1988 and has served as a director of the Company since 1984.

     William G. Fredrick has served as a director of the Company since 1980. Mr. Fredrick is the founder and President of Laser Mechanisms, Inc., a laser device and accessory manufacturer, since 1980, and Oxid Corporation, a laser device and accessory manufacturer, since 1986.

     Robert G. Klimasewski has served as a director of the Company since 1980. Mr. Klimasewski has been the President and Chief Executive Officer of Transmation, Inc., an electronic instrumentation manufacturer, since 1994, and has been Vice Chairman of Burleigh Instruments, Inc., a scientific instrument and laser manufacturer, since 1972. Mr. Klimasewski is also a director of Transmation and Burleigh Instruments.

     Richard C. Laird has served as a director of the Company since 1987. Mr. Laird joined Union Miniere Inc., a producer of cobalt powder and a sales organization for metals refined by related companies in Europe, in 1980 and currently serves as Executive Vice President and director.

     Kenneth E. Olson has served as a director of the Company since October 1994. Mr. Olson is Chairman of the Board, acting President and Chief Executive Officer of Proxima Corporation, a manufacturer of display projectors. Mr. Olson previously served as President and Chief Executive Officer of Proxima from December 1990 to January 1996. Mr. Olson is a director of Proxima, Lidak Pharmaceuticals and Applied Digital Access, Inc.

     John C. Stiska has served as a director of the Company since April 1987. In February 1996, Mr. Stiska joined QUALCOMM Incorporated, a telecommunications company, as Corporate Senior Vice President and has served as General Manager of its Technology Applications Division since January 1997. From 1990 to January 1996, Mr. Stiska served as President and Chief Executive Officer of Triton Group Ltd., an operating-holding company that emerged in 1993 from the Chapter 11 bankruptcy proceedings of Triton Group Ltd. and Intermark, Inc. Mr. Stiska is a director of Jaymark, Inc. and SpectraNet Interactive, Inc.

BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee consists of Messrs. Laird, Olson and Stiska. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions. The Audit Committee met two times during the fiscal year ended August 31, 1997.

     The Compensation Committee consists of Messrs. Fredrick, Olson and Stiska. The Compensation Committee makes recommendations regarding the Company's 1997 Equity Incentive Plan (the "1997 Plan") and Employee Stock Purchase Plan as well as decisions concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee met one time during the fiscal year ended August 31, 1997.

     During the fiscal year ended August 31, 1997 the Board of Directors held eight meetings. During the fiscal year ended August 31, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of November 30, 1997 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each of the Company's directors, and (iv) all directors and executive officers as a group:

                                                                     SHARES BENEFICIALLY OWNED(1)
                                                                  -----------------------------------
                                                                     NUMBER OF          PERCENT OF
            DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                    SHARES             TOTAL
----------------------------------------------------------------  ----------------   ----------------
Proxima Corporation.............................................      1,276,585            20.9
  9440 Carroll Park
  San Diego, CA 92121-2298
Union Miniere Inc.(2)...........................................        914,713            14.0
  13847 West Virginia Dr.
  Lakewood, CO 80228
Glenn H. Sherman, Ph.D.(3)......................................        637,748            10.3
  Laser Power Corporation
  12777 High Bluff Road
  San Diego, CA 92130
Wellington Capital Management...................................        437,000             7.2
  75 State Street
  Boston, MA 02109
William G. Fredrick, Jr.(4).....................................        372,122             6.1
  Laser Mechanisms, Inc.
  P.O. Box 2064
  Southfield, MI 48037
Douglas H. Tanimoto, Ph.D.(5)...................................        285,266             4.5
Dean T. Hodges, Ph.D.(6)........................................        122,666             2.0
Richard P. Scherer(7)...........................................        202,666             3.2
Paul P. Wickman, Jr.(8).........................................         56,674               *
Robert G. Klimasewski(9)........................................         69,491             1.1
Richard C. Laird(10)............................................          4,465               *
Kenneth E. Olson(11)............................................         25,798               *
John C. Stiska(12)..............................................        126,564             2.1
All directors and officers as a group (11 persons)(13)..........      4,134,758            56.5

---------------

  *  Less than one percent.

 (1) This table is based upon information supplied by executive officers, directors and principal stockholders and the National Association of Securities Dealers, Inc. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownership are based on 6,101,854 shares of Common Stock outstanding on November 30, 1997, adjusted as required by rules promulgated by the Securities and Exchange Commission (the "SEC").

 (2) Includes 358,918 shares issuable upon conversion of certain debentures and 70,000 shares subject to warrants exercisable within 60 days of November 30, 1997. Union Miniere, s.a., a Belgian public company, owns approximately 75% of the shares of Union Miniere Inc. Sogem, s.a., owns the remaining shares of Union Miniere Inc. Union Miniere, s.a. owns virtually all the shares of Sogem, s.a.

 (3) Includes 82 shares held by Inamaria Sherman, wife of Dr. Sherman, 1,333 shares held by Martina Sherman, daughter of Dr. Sherman, and 75,999 shares subject to options exercisable within 60 days of November 30, 1997. Does not include 150 shares held by Inamaria Sherman, for the benefit of Margoth Klein, Mrs. Sherman's mother.

 (4) Includes 10,666 shares held of record by Laser Mechanisms, Inc. of which Mr. Fredrick is the President, and 23,332 shares subject to warrants exercisable within 60 days of November 30, 1997.

 (5) Includes 202,666 shares subject to options exercisable within 60 days of November 30, 1997.

 (6) Includes 122,666 shares subject to options exercisable within 60 days of November 30, 1997.

 (7) Includes 2,666 shares subject to options exercisable within 60 days of November 30, 1997 and 200,000 shares subject to a warrant exercisable within 60 days of November 30, 1997.

 (8) Includes 51,330 shares subject to options exercisable within 60 days of November 30, 1997.

 (9) Includes 23,332 shares subject to warrants exercisable within 60 days of November 30, 1997.

(10) Does not include 914,713 shares beneficially owned by Union Miniere Inc., of which Mr. Laird is Executive Vice President and a director.

(11) Includes 23,332 shares subject to warrants exercisable within 60 days of November 30, 1997. Does not include 1,276,585 shares held by Proxima Corporation, of which Mr. Olson is Chairman of the Board and acting President and Chief Executive Officer.

(12) Includes 23,332 shares subject to warrants exercisable within 60 days of November 30, 1997.

(13) Includes 495,327 shares issuable upon exercise of options exercisable within 60 days of November 30, 1997, and 363,328 shares issuable upon exercise of warrants exercisable within 60 days of November 30, 1997. Also includes 1,276,585 shares held by Proxima Corporation, of which Mr. Olson is Chairman of the Board and acting President and Chief Executive Officer; Mr. Olson disclaims beneficial ownership of such shares. Also includes 485,795 shares and 358,918 shares issuable upon conversion of certain debentures held by Union Miniere Inc., of which Mr. Laird is the Executive Vice President and a director; Mr. Laird disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with the exception of (i) a late filing by Arthur P. Minich of a Form 3 when he became an executive officer in June 1997 and (ii) a late filing by Glenn H. Sherman of a Form 4 to report the purchase of 150 shares by his wife for the benefit of her mother in June 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     As consideration for service on the Company's Board of Directors, non-employee directors receive a $1,000 fee for their attendance at each Board meeting and a $500 fee for their attendance at each committee meeting. In fiscal 1997, the total compensation paid to non-employee directors was $51,800. Non-employee directors are also reimbursed for reasonable out-of-pocket expenses in connection with attendance at Board and committee meetings. In December 1996, the Company issued warrants to purchase up to 20,000 shares of the Company's Common Stock to Union Miniere Inc. and warrants to purchase up to 6,666 shares of the Company's Common Stock to each of John Stiska, Kenneth Olson, Robert Klimasewski, William Fredrick and a former director of the Company at exercise prices of $4.50 per share. Such warrants expire in December 2006 except for the warrants granted to the former director, all of which expired in July 1997 following his resignation from the Board. Union Miniere's warrant may be exercised in whole or in part at any time by the holder as long as at least one representative of Union Miniere remains a member of the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth for the fiscal years ended August 31, 1997 and 1996 compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the four highest compensated executive officers of the Company who earned more than $100,000 in the fiscal year ended August 31, 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                            ANNUAL COMPENSATION         SECURITIES
                                         -------------------------      UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR     SALARY($)(1)     BONUS($)       OPTIONS        COMPENSATION($)(2)
------------------------------  ----     ------------     --------     ------------     ------------------
Glenn H. Sherman, Ph.D........  1997        184,771        23,500         26,666              25,872
  Chairman of the Board         1996        170,600        25,000         10,000              25,702
  and Chief Executive Officer
Douglas H. Tanimoto, Ph.D.....  1997        149,904        14,000             --              19,208
  President, Laser Power        1996        145,500        14,500          6,666              19,930
  Research Division and
     Director
Dean T. Hodges, Ph.D..........  1997        144,904        10,000             --              11,728
  President, Laser Power        1996        140,500        24,000          6,666              15,225
  Microlasers Division
Richard P. Scherer............  1997        147,164        15,000             --               8,820
  President, Laser Power        1996        139,000        18,000          6,666              12,300
  Optics Division
Paul P. Wickman, Jr...........  1997        119,808        15,000         26,666              11,585
  Senior Vice President         1996        110,400        16,000          6,666              13,900
  and Chief Financial Officer

---------------

(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Includes premium payments made by the Company for split dollar life insurance policies that are owned by the Named Executive Officers. The policy owners have assigned to the Company the proceeds from termination of the policies or from payment of death benefits in an amount equal to the lesser of the cash surrender value or the cumulative payments made by the Company on their behalf. The insurance premium payments (i) in fiscal 1997 amounted to $22,036, $15,521, $9,903, $8,820 and $7,954 and (ii) in fiscal 1996 amounted to $23,400, $17,400, $14,800, $12,300 and $11,600 for Messrs. Sherman,
    Tanimoto, Hodges, Scherer and Wickman, respectively. Also includes 401(k) Plan employer matching contributions (i) in fiscal 1997 of $3,836, $3,687, $1,825, $0 and $3,631 and (ii) in fiscal 1996 of $2,304 $2,530, $425, $0 and
    $2,504 for Messrs. Sherman, Tanimoto, Hodges, Scherer and Wickman, respectively.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under the 1997 Plan. As of November 30, 1997, options to purchase 15,332 shares were outstanding under the 1997 Plan and options to purchase 984,668 shares remained available for grant thereunder.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended August 31, 1997 to each of the Named Executive Officers:

                                                                                               POTENTIAL
                                                 INDIVIDUAL GRANTS                         REALIZABLE VALUE
                              --------------------------------------------------------        AT ASSUMED
                                            PERCENTAGE OF                                    ANNUAL RATES
                              NUMBER OF     TOTAL OPTIONS                                   OF STOCK PRICE
                              SECURITIES     GRANTED TO                                      APPRECIATION
                              UNDERLYING    EMPLOYEES IN     EXERCISE OR                  FOR OPTION TERM(3)
                               OPTIONS         FISCAL        BASE PRICE     EXPIRATION    -------------------
            NAME              GRANTED(1)     YEAR(%)(2)       ($/SHARE)        DATE       5%($)       10%($)
----------------------------  ----------    -------------    -----------    ----------    ------      -------
Glenn H. Sherman............    26,666           6.4             4.50         12/07/06    75,465      191,195
Douglas H. Tanimoto.........        --            --               --               --        --           --
Dean T. Hodges..............        --            --               --               --        --           --
Richard P. Scherer..........        --            --               --               --        --           --
Paul P. Wickman, Jr.........    26,666           6.4             4.50         12/07/06    75,465      191,195

---------------

(1) Options become exercisable over a five-year period with 20% vesting each anniversary of the date of grant. The options will fully vest upon a change of control, as defined in the Company's option plans, unless the acquiring company assumes the options or substitutes similar options. The term of the options is ten years.

(2) Based on options to purchase 415,975 shares granted to employees in fiscal 1997, including to the Named Executive Officers.

(3) The potential realizable value, or gain, is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended August 31, 1997 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of August 31, 1997:

                                                                    NUMBER OF                     VALUE OF
                                                              SECURITIES UNDERLYING              UNEXERCISED
                                                                   UNEXERCISED                  IN-THE-MONEY
                                                                   OPTIONS AT                    OPTIONS AT
                              SHARES                          AUGUST 31, 1997(#)(1)         AUGUST 31, 1997($)(2)
                            ACQUIRED ON       VALUE        ---------------------------   ---------------------------
           NAME             EXERCISE(#)    REALIZED($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Glenn H. Sherman..........       --             --            68,666         34,666        297,414         99,665
Douglas H. Tanimoto.......       --             --           201,333          5,333        878,832         15,332
Dean T. Hodges............       --             --           121,333         85,333        348,832        245,332
Richard P. Scherer(3).....       --             --           161,333         45,333        703,832        190,332
Paul P. Wickman, Jr.......       --             --            41,330         58,667        158,820        178,670

---------------

(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(2) Based on the fair market value of the Common Stock as of August 31, 1997. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.

(3) Includes warrants to purchase 200,000 shares issued in September 1992 in payment for services rendered as a consultant.

                             EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with the following executive officers: (1) Glenn Sherman, Ph.D., Chairman of the Board and Chief Executive Officer, (2) Dean Hodges, Ph.D., President, Laser Power Microlasers Division, (3) Richard Scherer, President, Laser Power Optics Division, (4) Douglas Tanimoto, Ph.D., President, Laser Power Research Division, (5) Arthur Minich, President, Laser Power Display Division, and (6) Paul Wickman, Jr., Senior Vice President and Chief Financial Officer. Pursuant to such employment agreements, Messrs. Sherman, Hodges, Scherer, Tanimoto, Minich and Wickman receive annual salaries of $185,000, $145,000, $147,000, $150,000, $150,000 and
$120,000, respectively. Annual bonuses are determined by the Board of Directors. The term of each employment agreement is three years and may be extended by mutual written consent. Each employment agreement also provides that if employment is terminated for cause or the employee voluntarily resigns, the employee shall receive only the salary payments earned prior to the date of termination. If employment is terminated without cause, the employee will receive consulting fees equal to his base salary times the number of months equal to the number of years he would have been employed at the next anniversary date of his employment. As consideration for the consulting fees, the employee will provide consulting services on an as needed basis. In addition, during the term of employment, and for as long as the employee is receiving consulting fees, the employee will not, subject to certain limitations, compete with the Company.

                        REPORT OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Company's executive compensation program is administered by the Board of Directors and the Compensation Committee of the Board of Directors. The Compensation Committee is appointed by the Board and is comprised of three non-employee Directors.

OVERALL COMPENSATION POLICY

     The Board believes that in order for the Company to succeed it must be able to attract and retain qualified executives. The objectives of the Board in determining the type and amount of executive officer compensation are to provide a compensation package consisting of a base salary, bonus, and long term incentives in the form of stock options that allows the Company to attract and retain talented executive officers and to align their interests with those of stockholders.

BASE SALARY

     During fiscal 1997, the base salaries for the executive officers were intended to be competitive with salaries of similar executive positions in comparable companies in the Company's industry. Annual adjustments in base salaries are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part the prior year's business and individual performance achievements. See "Summary Compensation Table."

BONUS

     Annual incentive bonuses are intended to reflect the Board's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. Accordingly, the executive officers of the Company, including the Chief Executive Officer, participate in an annual executive incentive bonus plan ("Incentive Plan") which provides for cash bonuses based upon the Company's overall financial performance and the achievement of certain specified levels of profitability and certain other financial and non-financial objectives and milestones for the fiscal year. Awards are made by the Board upon receiving the Compensation Committee's recommendations. The Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with the Company's annual operating plan. Upon the achievement of various increasing levels of profitability above the minimum target level and based on the timing and the degree to which certain other financial and non-financial objectives and milestones are met or exceeded, the Compensation Committee may choose to increase bonuses accrued to the Incentive Plan. The purpose of the Incentive Plan is to reward and reinforce executive management's commitment to achieve levels of profitability and return consistent with increasing stockholder value.

     Cash bonuses earned under the Incentive Plan are paid each year upon completion of the Company's annual audit of the results of operations for the previous fiscal year by the Company's independent auditors.

LONG TERM INCENTIVES

     The final portion of the executive officers' compensation during fiscal 1997 consisted of incentive stock options as listed in this Proxy Statement in the table entitled "Option Grants in Last Fiscal Year." It is this award that the Company has utilized to provide long term incentives.

CHIEF EXECUTIVE OFFICER COMPENSATION

     During fiscal 1997, Dr. Glenn H. Sherman, Chief Executive Officer and Chairman of the Board of the Company, was eligible to participate in the same executive compensation plans as were available to other executive officers of the Company. Based on the performance of the Company in fiscal 1996 and the Board's assessment of Dr. Sherman's ongoing personal performance in the position of Chief Executive Officer,

---------------

(1) The material in this report and under the caption "Performance Measurement Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

Dr. Sherman received a base salary increase during fiscal 1997 to $185,000. Among the factors considered by the Board in its consideration of Dr. Sherman's performance were improvement in operating performance of the Company, progress in the development of the Company's technologies and product lines, and the further strengthening of the Company's infrastructure.

     Dr. Sherman's annual incentive bonus award was earned under the Incentive Plan and was based substantially on the operating performance of the Company for fiscal year 1996. On that basis, Dr. Sherman received an annual incentive bonus award of $25,000.

     Dr. Sherman was granted stock options under the 1997 Plan for 26,666 shares of Common Stock in December 1996, at an option price of $4.50 per share.

     The Company entered into an employment agreement and a consulting agreement with Dr. Sherman in April 1997. The employment agreement provides for an employment term of three years and for an annual salary of $185,000, subject to increases and additional bonuses as determined by the Board of Directors. The employment agreement may be terminated without cause by either party upon 12 months notice, and terminated for cause under certain circumstances. The consulting agreement requires Dr. Sherman to perform certain consulting services on an as needed basis following termination of his employment for up to the number of months equal to the number of years he would have been employed at the next anniversary date of his employment if such employment is terminated for any reason other than his death or disability, provided, that the Company may elect not to engage Dr. Sherman as a consultant if the Company has terminated him for cause. In his capacity as a consultant, Dr. Sherman is entitled to compensation in the amount of his annual base salary at the time his employment terminates. The employment agreement and consulting agreement expire in April 2007.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. At this time, the amount of compensation (as defined for Code
Section 162(m) purposes) paid to the Company's executive officers does not exceed the $1 million pay limit and will most likely not be affected by the statute and regulations in the near future. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Compensation Committee has determined that stock options granted under the 1997 Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

                                          The Board of Directors:

                                          Robert G. Klimasewski
                                          William G. Fredrick
                                          Richard C. Laird
                                          Kenneth E. Olson
                                          Glenn H. Sherman
                                          John C. Stiska
                                          Douglas H. Tanimoto

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Company's Compensation Committee consists of Messrs. Fredrick, Olson and Stiska. Neither Dr. Sherman nor Dr. Tanimoto participated in deliberations of the Company's Board of Directors concerning executive officer compensation. No member of the Compensation Committee was at any time an officer or employee of the Company or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or compensation committee other than Mr. Olson who is a director of Proxima Corporation, Mr. Fredrick who is a director of Laser Mechanisms, Inc. and Mr. Laird who is Executive Vice President and a director of Union Miniere. See "Certain Transactions."

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows a comparison of cumulative total returns for the Company, the SIC Code Index for companies listed with SIC Code 3827 "Optical Instruments and Lenses" and the Nasdaq Market Index for the period that commenced June 19, 1997 (the date on which the Company's Common Stock was first traded on the Nasdaq National Market) and ended on August 31, 1997. The graph assumes that all dividends have been reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
         (LASER POWER CORPORATION, SIC CODE INDEX, NASDAQ MARKET INDEX)

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)             LASER POWER       INDUSTRY INDEX       BROAD MARKET
6/19/97                                     100                 100                 100
6/30/97                                   103.3                 100                 100
7/31/97                                   104.4              109.33              110.51
8/31/97                                  129.67              109.44               110.1

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     In November 1987, Union Miniere, s.a. purchased certain debentures in the aggregate principal amount of $1,660,000 from Laser Power (the "Debentures"). The Debentures are currently held by Union Miniere Inc. The Debentures bear interest at a rate which is equal to Wells Fargo Bank's prime rate plus 1%; provided, however, that the rate of interest shall in no event be less than 5 1/2% per annum nor higher than the lesser of 11 1/2% per annum or the maximum rate then permitted by law. Laser Power has paid interest on the Debentures semi-annually. The Debentures were originally convertible into Common Stock at $3.00 per share and were due and payable on October 30, 1992. The original due date was extended to October 30, 1997. Union Miniere Inc. desired to postpone the conversion and/or repayment of the Debentures and in March and June 1997, Laser Power entered into a letter agreement and definitive agreements with Union Miniere Inc. to extend the maturity date of the Debentures to November 2, 2000 and to increase the conversion price to $4.625 per share, as adjusted in accordance with such agreements. As a result, 358,918 shares of Common Stock are now issuable upon conversion of the Debentures. In addition, Union Miniere Inc. was granted certain registration rights covering all shares of Common Stock now owned by it or acquired by it upon conversion of the Debentures and exercise of its warrants, including the right to request that Laser Power register the resale of such shares no earlier than one year after the closing of Laser Power's initial public offering. In December 1996, Laser Power issued warrants to purchase 20,000 shares of Common Stock at an exercise price of $4.50 per share to Union Miniere Inc. in connection with the service of certain directors of Laser Power.

     On September 1, 1991, Laser Power acquired substantially all of the assets of Burleigh Northwest Optical, Inc. In consideration for the assets acquired, Laser Power executed a secured promissory note in the amount of $150,000 payable to Burleigh Instruments, Inc., an entity of which Robert G. Klimasewski is an officer, director and stockholder. The note bears interest at 8.25% per annum and is payable in 120 equal monthly installments. As of November 30, 1997, the outstanding balance on such note was $71,000.

     In May 1993, Proxima purchased 83,333 shares of Common Stock from Laser Power for $250,000. In January 1994, Laser Power entered into a Stock Purchase Agreement with Proxima, pursuant to which Proxima has purchased shares of Series A Preferred Stock for an aggregate purchase price of $6.4 million. The Series A Preferred Stock could be converted into Common Stock at an effective price of $6.00 per share. However, under certain circumstances, the effective conversion price could be reduced to $3.00 per share. In March and June 1997, to ensure the exchange of the Series A Preferred Stock for Common Stock, Laser Power entered into a letter agreement and definitive agreements with Proxima, pursuant to which Proxima exchanged the Series A Preferred Stock for 1,193,252 shares of Common Stock (a fixed conversion price of $5.40 per share) immediately prior to the completion of Laser Power's initial public offering. In addition, Proxima was granted certain registration rights covering all shares of Common Stock now owned by it or acquired by it in exchange for the Series A Preferred Stock, including the right to request that Laser Power register the resale of such shares no earlier than one year after the closing of the initial public offering. In July 1996, Proxima stated that it had written down a majority of its investment in Laser Power because the microlaser technology developed by Laser Power will initially be suited for the higher cost specialty projector markets that will not be served by Proxima's products.

     Laser Power purchases a number of products for resale from Laser Mechanisms, Inc. ("LMI"). William G. Fredrick, Jr., a director of Laser Power, is the founder, president and sole stockholder of LMI. In addition, LMI purchases laser optics from Laser Power. LMI's sales to Laser Power in fiscal 1997 were $114,673. Laser Power's sales to LMI in fiscal 1997 were $384,996. Laser Power believes that such transactions between Laser Power and LMI are on terms as favorable to Laser Power as such terms would have been if negotiated between Laser Power and unaffiliated persons.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ JAMES D. McFARLAND

                                          James D. McFarland
                                          Secretary

December 30, 1997

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: JAMES D. MCFARLAND, SECRETARY, LASER POWER CORPORATION, 12777 HIGH BLUFF DRIVE, SAN DIEGO, CALIFORNIA 92130.

                                     PROXY

                            LASER POWER CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 30, 1998

     The undersigned stockholder of Laser Power Corporation, a Delaware corporation (the "Company"), hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of Laser Power Corporation to be held at the Company's offices located at 12777 High Bluff Drive, San Diego, California, on Friday, January 30, 1998 at 6:00 p.m. and hereby appoints Glenn H. Sherman and Paul P. Wickman, Jr., and each of them, as attorneys and proxies of the undersigned, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present to vote the shares of stock of Laser Power Corporation which the undersigned may be entitled to vote at such meeting and any and all continuations and adjournments thereof as set forth below, and in their discretion upon any other matters that may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS SPECIFIED OR IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT - TO BE VOTED, SIGNED AND DATED ON REVERSE SIDE) [SEE REVERSE SIDE]

[X] Please mark votes as in this example.

     1. Election of directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

Nominees: William G. Fredrick, Robert G. Klimasewski, Richard C. Laird, Kenneth
          E. Olson, Glenn H. Sherman, Ph.D., John C. Stiska, and Douglas H. Tanimoto, Ph.D.
         [ ] FOR ALL NOMINEES
         [ ] WITHHELD FROM ALL NOMINEES
         [ ] ________________________

           ________________________

           ________________________
           For all nominees except as noted above

     2. To ratify selection of Ernst & Young LLP as independent auditors for the fiscal year ending September 30, 1998.
       [ ] FOR
       [ ] AGAINST
       [ ] ABSTAIN

[ ] MARK HERE FOR CHANGE OF ADDRESS AND NOTE AT LEFT

[ ] MARK HERE IF YOU PLAN TO ATTEND THE MEETING

                                          PLEASE VOTE, SIGN, DATE AND PROMPTLY
                                          RETURN THIS CARD.

                                          Please sign exactly as your name
                                          appears hereon. If the stock is
                                          registered in the names of two or more
                                          persons, each should sign. Executors,
                                          administrators, trustees, guardians
                                          and attorneys-in-fact should add their
                                          titles. If signer is a corporation,
                                          please give full corporate name and
                                          have a duly authorized officer sign,
                                          stating title. If signer is a
                                          partnership, please sign in
                                          partnership name by authorized person.

Signature:  Date: ________ Signature:  Date: ________